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                                   EX-10
                  Exhibit 10.33.1 Purch/Sale Agmt of Haddad

                               EXHIBIT 10.33.1

              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

      THIS AGREEMENT is entered into by and between E.W.H. GROUP, INC., a California corporation, dba "HADDAD JEEP/EAGLE AND CHUCK HADDAD MITSUBISHI" (hereinafter referred to as "Seller"), and LITHIA MOTORS, INC. or its nominee (hereinafter referred to as the "Buyer").

                                  RECITALS:

      Seller is a California business corporation engaged in the business of selling and servicing Jeep/Eagle and Mitsubishi motor vehicles and related parts and accessories from premises located at 4500 Rudnick Court and 5200 Gasoline Alley, Bakersfield, California 93313 (the "Business Real Property"), under franchise issued by Chrysler Corporation and Mitsubishi Motor Sales of America, Inc.

      Buyer wishes to purchase from Seller, and Seller is willing to sell to Buyer, all assets relating to Seller's Jeep/Eagle and Mitsubishi franchise at 4500 Rudnick Court and 5200 Gasoline Alley, Bankersfield, California, conditioned upon the granting to Buyer of an exclusive franchise for the sale of new Jeep/Eagle and Mitsubishi motor vehicles in the same geographical area as Seller's franchise.

      Buyer (or a related entity) also wishes to purchase, lease or sublease all of the real property and improvements which constitute the Business Real Property, and the purchase of Seller's business assets shall be conditioned upon the simultaneous closing of the purchase, lease or sublease of that real property by Buyer.

      NOW, THEREFORE, IN CONSIDERATION OF the mutual promises set forth herein, the parties agree as follows:

      1. Definitions. In this Agreement, the following words shall have the indicated meanings:

            (a) "Closing" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms hereof, and "Closing Date" shall refer to the actual date of Closing. "Target Closing Date" shall refer to September 1, 1997. "Final Closing Date" shall refer to September 30, 1997.

            (b) "Seller's Business" shall refer to any and all activities conducted by Seller in Bakersfield, California, relating to the marketing and sale of new Jeep/Eagle and Mitsubishi vehicles and associates parts and accessories, and the repair and servicing of new or used Jeep/Eagle and Mitsubishi vehicles.

            (c) "Purchased Assets" shall refer to those assets which are identified in Paragraph 2 as being purchased and sold by the parties hereunder.

            (d) Seller's "Equipment" shall refer to all non-inventory items of tangible personal property presently owned or used by Seller in connection with Seller's Business, including all of Seller's machinery, tools, signs, office equipment, computer equipment, computer programs, microfiches, parts lists, repair manuals, sales or service brochures, furniture and fixtures, and all of Seller's leasehold improvements to the Business Real Property. Within 20 days after the date of this Agreement, Seller shall provide to Buyer a list of the "Equipment", which list shall be attached hereto as Exhibit "A". Attached to this Agreement as Exhibit "B" is a listing prepared by Seller of certain personal items being retained by Seller and not being purchased by Buyer.

            (e) Seller's "Intangible Assets" shall refer to Seller's telephone and fax numbers, service customer lists, sales customer lists, vehicle service records, all rights of Seller under contracts assigned to and assumed by Buyer pursuant to this Agreement, all goodwill associated with Seller's Business, and all other intangible rights and interest of any value relating to Seller's Business; provided, however, that Seller's business name ("Haddad Jeep/Eagle and Chuck Haddad Mitsubishi") is not included within the Intangible Assets being sold by Seller hereunder.

            (f) "Business Real Property" shall refer to all of the real property located in Bakersfield, California which has been used in connection with Seller's business, including but not limited to the premises at 4500 Rudnick Court and 5200 Gasoline Alley, Bakersfield, California.

            (g)   "Franchisor"   shall  refer  to  Chrysler   Corporation  and
Mitsubishi Motor Sales of America, Inc.

            (h) "New Vehicle" shall refer to a Jeep/Eagle and Mitsubishi motor vehicle which: (i) is unregistered and unused, (ii) is from the 1997 or 1998 model year, (iii) has been driven for less than 200 odometer miles, and (iv) may be represented or warranted to consumers as "new" under California law. "Rollback Vehicle" shall mean an unregistered vehicle from the 1997 or 1998 model year which has been sold to a customer by Seller but returned because of the customer's inability to obtain financing for the


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purchase  "Demonstrator  Vehicle" shall mean an unregistered  vehicle form the
1997 or 1998 model year which has been used and operated by Seller on dealer plates for sales demonstration purposes. "Used Vehicle" shall mean any vehicle which is not a "new vehicle", a "demonstrator vehicle" or a "rollback vehicle" as defined in the three preceding sentences.

            (i) "Data of this Agreement" shall refer to the first date upon which this Agreement has been signed by all of the parties.

            (j) All amounts payable by Buyer to Seller at Closing shall be paid by certified check drawn against a bank of Buyer's choice having offices located in Jackson County, Oregon, or by whatever other means shall be acceptable to Seller.

      2. Purchased Assets. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets identified in Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement (the "Purchased Assets"). Excluded from this transaction are Seller's cash, accounts receivable, notes receivable, banking accounts and deposits, and all other assets not identified in Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement.

      3. Inventory Of New Vehicles, Demonstrator Vehicles and Rollback Vehicles. Buyer shall purchase Seller's entire inventory of new Jeep/Eagle and Mitsubishi vehicles, as that inventory exists on the Closing Date. Buyer also shall purchase Seller's entire inventory of demonstrator vehicles and rollback vehicles (up to a maximum of five rollback vehicles), as that inventory exists on the Closing Date.

            (a) Price of New Vehicles. The purchase price for each of Seller's new vehicles shall be equal to Seller's factory invoice cost, reduced by any factory hold-backs, factory rebates, factory incentives, carry-over model allowances, floor plan allowances, finance cost allowances, advertising allowances, and any other items which should reasonably be deducted in order to establish Seller's actual net cost for each vehicle, and further reduced by the actual net cost for any and all accessories, equipment and parts which are missing from a vehicle. Seller shall be entitled to receive directly from Chrysler Corporation all holdbacks, rebates, incentives, allowances and other items referred to in the preceding sentence which reduce Buyer's purchase price for Seller's new vehicles. Seller's actual net cost for new vehicles shall include Seller's actual net costs for any and all parts and accessories reasonably installed by Seller to new vehicles in the ordinary course of business, but shall not include any other vehicle preparation charges, labor charges or other dealer charges of any kind.

            (b) Deduction for Damage to New Vehicles. Immediately prior to Closing, Buyer and Seller shall jointly inspect Seller's inventory of new vehicles. If any new vehicle purchased by Buyer from Seller is damaged, the price for that vehicle, as determined under subparagraph 3(a), shall be reduced by the actual net cost to Buyer of repairing that damage. If Buyer and Seller are unable to agree upon the actual new cost to Buyer of repairing the damage to a vehicle, then Buyer and Seller shall select an independent third party to determine that repair cost, which determination shall be binding upon both Buyer and Seller.

            (c) Payment for New Vehicles. The aggregate purchase price for all new vehicles purchased by Buyer from Seller shall be paid in full at Closing.

            (d) Purchase Orders for New Vehicles. Immediately prior to Closing, Buyer and Seller shall jointly review Seller's outstanding purchase orders for new vehicles ordered from Seller by customers but not delivered prior to Closing. At Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's rights (including customer deposits) and obligations (including sales commissions) under such purchase orders;
provided, however, that buyer shall not be obligated to assume Seller's rights or obligations with respect to any new vehicle purchase order which is at a price less than factory invoice, or which provides for a trade-in at a price or under terms unacceptable to Buyer. At Closing, Buyer shall reimburse Seller for all deposits made to Seller with respect to ordered but undelivered new vehicles.

            (e) Price for Demonstrator Vehicles and Rollback Vehicles. The price for each demonstrator and rollback vehicle shall be determined as provided in subparagraphs 3(a) and 3(b) and then reduced by $.30 per mile for each odometer mile on that vehicle. The purchase price for demonstrator vehicles and rollback vehicles shall be paid at Closing.

      4. Inventory Of Used Vehicles. Buyer intends to purchase Seller's entire inventory of used vehicles, as that inventory exists at Closing. However, Buyer shall not be obligated to purchase any used vehicle for which Buyer and Seller are unable to agree upon a purchase price.



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            (a)   Disclosures.  Seller shall be  obligated,  prior to Closing, to: (i) disclose to Buyer any and all facts concerning each used vehicle which Seller would be legally obligated to disclose to a consumer (including but not limited to known damage and usage history), and (ii) provide to Buyer legal odometer statements and free and clear title for each of the used vehicles.

            (b) Price for Used Vehicles. Used vehicles shall be purchased on an individual basis. It is Buyer's intention to purchase all of Seller's used vehicles. However, if Buyer and Seller cannot agree on the value of one or more used vehicles, then those vehicles whose value is not agreed upon shall remain the property of the Seller, and Buyer shall not be obligated to purchase those vehicles. Buyer and Seller agree to establish the proposed purchase price for all of Seller's used vehicles at least three business days prior to the anticipated Closing Date.

            (c) Payment for Used Vehicles. The aggregate purchase price for Seller's inventory of used vehicles shall be paid in full at Closing.

            (d) Storage of Used Vehicles Which are not Purchased by Buyer. Seller shall have ten (10) days after Closing within which to remove from the Business Real Property any of Seller's used vehicles which are not purchased by Buyer. Buyer shall store those vehicles in accordance with Buyer's normal business practices. Seller shall have sole and exclusive risk and liability for any damage or loss to Seller's used vehicles while so stored on the Business Real Property after Closing, and Buyer shall have no liability or obligation of any kind by reason of any such damage or loss.

      5. Inventory Of New parts and Accessories. Buyer shall purchase Seller's entire inventory of new, current (non-obsolete), undamaged Jeep/Eagle and Mitsubishi vehicle parts and accessories manufactured by Franchisor and/or third party suppliers, as that inventory exists on the Closing Date. Buyer shall have no obligation to purchase from Seller any parts or accessories which are used, damaged or obsolete. For purposes of this Paragraph 5, a part or accessory shall be "obsolete" on the Closing date if not then returnable to the supplier from which that part was originally purchased, or if not then listed in the supplier's then-current price and parts books. Prior to Closing, Seller shall maintain Seller's inventory of parts and accessories at a level consistent with good business practices and Seller's normal and regular course of business.

            (a) Price for Parts and Accessories. The purchase price for each item in Seller's inventory of new, current and undamaged parts and accessories for Jeep/Eagle and Mitsubishi vehicles (whether manufactured by Franchisor or third party suppliers) shall be the net cost for that item as set forth in the then most recent price book published by the supplier of that item, reduced by any discounts (including quantity purchase or stock order discounts), rebates, incentives or allowances which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing.

            (b) Determination of Inventory of Parts and Accessories. Seller's inventory of new, current and undamaged Jeep/Eagle and Mitsubishi parts and accessories shall be determined immediately prior to Closing (or on whatever earlier date shall be selected by mutual agreement of the parties) by a third party inventory service selected by mutual agreement of the parties. Buyer and Seller each shall be responsible for 50% of the fees charged by the inventory service for conducting the inventory.

            (c) Payment for Inventory of New Parts and Accessories. The purchase price for Seller's inventory of parts and accessories shall be paid in full at Closing.

      6. Equipment. Within twenty (20) days after the date of this Agreement, Seller shall provide to Buyer a list of the Equipment being purchased and sold hereunder, which list shall be attached hereto as Exhibit "A". Prior to closing Buyer will have the right to inspect the equipment. Seller is retaining, and is not selling to Buyer, those personal items of Seller's Equipment which are listed on Exhibit "B" attached hereto.

            (a) Price for Equipment. The aggregate purchase price for all items of Seller's Equipment (including leasehold improvements) which are being purchased hereunder shall be Four Hundred Thousand and 00/100 Dollars ($400,000.00). Seller agrees that Buyer shall have the right to allocate the aggregate purchase price for the Equipment among the various items of Equipment in whatever manner Buyer, in the exercise of its discretion, believes will best reflect the relative fair market values of those items.

            (b)   Payment  for   Equipment.   The   purchase   price  for  the
Equipment shall be paid as follows:

                  (1) Prior to or simultaneously with the execution of this Agreement, Buyer is making an earnest money deposit to Capital City Escrow, Inc., in Sacramento, California, in the amount of $100,000.00, which earnest


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money deposit,  together with all interest earned  thereon,  shall be credited at Closing against the purchase price for the Equipment.

                  (2) The $300,000.00 balance of the purchase price for the Equipment shall be paid in full at Closing.

      7. Supplies. Buyer shall purchase all of the gas, oil, nuts, bolts, and other automotive supplies which are held for use in Seller's Business; provided, however, that buyer shall not be obligated to purchase used, damaged or obsolete items or supplies. The price for all such supplies shall be Seller's actual net cost, as determined by mutual agreement of the parties, and shall be paid to Seller at Closing.

      8. Contractual Rights and Obligations. At Closing, Buyer shall assume all rights and obligations of Seller under those certain equipment leases and other contracts identified on Exhibit "C" attached hereto, which Exhibit "C" shall be prepared and attached hereto within 20 days after the date of this Agreement. Buyer shall have the right to refuse to permit any one or more of Seller's leases or other contracts to be included in Exhibit "C" (and assumed by Buyer under this Agreement). Seller warrants that all of Seller's obligations under the contracts listed on Exhibit "C" shall be current at the time of Closing. Seller agrees to indemnify buyer against all obligations under the contracts identified on Exhibit "C" which relate to periods prior to Closing. Buyer agrees to indemnify Seller against all obligations under the contracts identified on Exhibit "C" which relate to periods after Closing. The amount of any obligation assumed by Buyer pursuant to this Paragraph 8 shall be credited at Closing against the $400,000.00 purchase price for the Equipment.

      9. Repair Work in Progress. Buyer shall purchase all of Seller's vehicle repair work in progress (in-house and subcontracted), at a price equal to Seller's actual net cost (before profit and overhead) for all work completed prior to Closing. The purchase price for work in progress shall be paid at Closing.

      10.   Intangible   Assets.   Buyer  shall   purchase   all  of  Seller's
Intangible Assets.

            (a)   The aggregate purchase price for Seller's  Intangible Assets shall be One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00). This $1,500,000.00 purchase price shall be allocated among the items which constitute the Intangible Assets as determined by Buyer in the reasonable exercise of Buyer's discretion; provided, however, that no value shall be allocated to the non-transferable Jeep/Eagle and Mitsubishi franchise issued by the Franchisor. This $1,500,000.00 purchase price shall be paid at Closing.

            (b) In order for Buyer to receive the full benefit of the intangible good will being purchased by Buyer, it will be necessary for Seller to perform no-charge repair work and vehicle warranty work with respect to vehicles repaired or sold by Seller prior to Closing. In partial consideration of the $1,500,000.00 amount being paid by Buyer for the Intangible Assets, Seller agrees to perform the no-charge repair in his own shop (Haddad Dodge) for a period of six (6) months after Closing in order to satisfy: (i) customers who are dissatisfied with repair services provided by Seller prior to Closing, and (ii) warranty claims with respect to new or used vehicles purchased from Seller prior to Closing.

      11. Bulk Transfers. It is the intention of the parties that this transaction comply with Division Six of the California Uniform Commercial Code, more commonly known as Uniform Commercial Code -Bulk Transfers, and Seller shall take all actions necessary to comply therewith.

      12. Limitation On Liabilities Assumed. Except as provided in subparagraph 3(d), Paragraph 8 and Paragraph 9, Buyer shall not, by reason of this Agreement or Buyer's purchase of the Purchased Assets, take responsibility for any liabilities, debts or obligations of Seller (including Seller's trade payables, account payables, obligations to employees, or tax liabilities).

      13. Warranties Of Seller. Elias W. Haddad and Seller make the following warranties to Buyer, with the intent that Buyer rely thereon:

            (a) Corporate Organization. Seller is a corporation organized, validly existing, and in good standing under the laws of the State of California. Seller is qualified to do business in the State of California, and has full power and authority to own, use, and sell its assets.

            (b) Corporate Authority. Seller's board of directors and shareholders have authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions. This Agreement will not violate any judicial, governmental or administrative decree, order, writ,


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injunction,  or judgment,  and will not conflict  with or constitute a default under Seller's bylaws, or any contract, agreement, or other instrument to which Seller is a party or by which it may be bound.

            (c)   Employee  Issues.  No employees of Seller are members of any union. Within 10 days after the date of this Agreement, Seller shall provide to Buyer the following: (i) a census of Seller's employees, (ii) a written disclosure of all benefits made available to Seller's employees (including qualified and non-qualified retirement plans), and (iii) access to all personnel files for seller's employees. All employee benefit plans maintained by seller for its employees shall be fully funded prior to Closing. Seller shall pay all wages, commissions, accrued vacation pay and other accrued compensation earned by Seller's employees prior to Closing (together with all accrued FICA and withholding taxes). Seller shall terminate the employment of all of Seller's employees effective as of the close of business on the Closing Date. At Buyer's sole discretion, Buyer may (but shall not be obligated to) hire any of Seller's employees. Buyer also represents and warrants to Seller that it has conducted its own independent investigation and due diligence of all of Seller's employees, Buyer does so based upon its own investigation without any representations, disclosures or warranties of any description by Seller. Further, both Buyer and Seller agree that they shall not, for a period of two (2) years following Closing, employ or offer employment to any of each others employees except (1) if such employee was terminated by his/her respective employer or (2) if such employee voluntarily terminates his/her employment, then the former employer must consent to such employment.

            (d)   Undisclosed   Liabilities   and   Contractual   Commitments.
Except as otherwise disclosed in this Agreement (or in an attached Exhibit), the following statements are true as of the date of this Agreement and shall be true at Closing: (i) Seller does not have any liabilities which might have a material impact on Buyer's use of the Purchased Assets, (ii) Seller is not a party to any contracts or commitments which might have a material impact on Buyer's use of the Purchased Assets, (iii) no law suit or action, administrative proceeding, arbitration proceeding, governmental investigation, or other legal or equitable proceeding of any kind is pending or threatened against Seller which might adversely affect the value of the Purchased Assets, and (iv) Seller has all licenses, permits and authorizations required by any federal, state or local governmental or regulatory agency in order to operate Seller's Business, and knows of no reason why any such license or permit might be subject to revocation. If any claim is asserted against Buyer after Closing with respect to any obligation of Seller which Seller has failed to disclose to Buyer in writing, or which Seller has disclosed but failed to pay, then Buyer shall give prompt written notice of that claim to Seller. Seller shall indemnify Buyer with respect to all such obligations.

            (e) Condition of Equipment. Buyer is to verify at the time of Closing that each item of Equipment shall be in good operating condition and following Closing the Buyer has agreed that the purchase of Equipment is "as is" without any warranty of any description by Seller.

            (f) Good Title. Seller has, and shall transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all security interests, liens, equitable interests, leases, assessments, restrictions, reservations, or other burdens of any kind. All current and accrued taxes which may become a lien against any of the Purchased Assets shall have been paid by Seller prior to Closing (including property taxes, sales taxes and excise taxes).

            (g) No Toxic Materials Discharged. Upon the execution of this Agreement, Seller at its cost shall engage an appropriate environmental firm which is acceptable to Buyer to conduct an investigation or produce a Phase One Environmental Report regarding the Business Real Property. In addition, Seller shall make available to Buyer copies of all other environmental reports and certificates (of which Seller has knowledge) with respect to the Business Real Property. If the Phase One Environmental Report discloses any likelihood of contamination, Seller shall have until the Closing Date to remedy that contamination (unless Buyer waives the requirement for remediation). In the event it is apparent that a remedy can not be completed by the Closing Date, then Seller can either elect to rescind the transaction in its entirety or place sufficient funds into the escrow at the Closing Date to cover the expense of the required remedy.

                  Except as disclosed by Seller on Exhibit "D" attached hereto, (i) no activity in connection with Seller's Business prior to Closing shall have produced any toxic materials, the presence or use of which upon the Business Real Property would violate any federal, state, local or other governmental law, regulation or order or would require reporting to any governmental authority and (ii) the Business Real Property is otherwise free and clear of any toxic materials. For purposes of this subparagraph (h), the phrase "toxic materials" shall include but not be limited to any and all substances deemed to be pollutants, toxic materials or hazardous materials under any state or federal law.



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            (h)   Franchisor's  Consent.  Seller shall take all actions  which are reasonably necessary on Seller's part to obtain the consent of the Franchisor to the issuance to Buyer of an exclusive franchise for the sale of new Jeep/Eagle and Mitsubishi vehicles in the same geographical area as Seller's current franchise in Bakersfield, California.

            (i) Indemnification for Breach of Warranties. Elias W. Haddad and Seller shall indemnify Buyer against all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Seller in this Agreement which is false, misleading, incomplete or inaccurate (either on the date of this Agreement or at the time of Closing). If at any time prior to Closing Seller determines that any warranty made by Seller is this Agreement is incorrect, incomplete or misleading, then Seller shall advise Buyer of that fact and shall provide to Buyer in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading.

            (j)   Shareholder   Warranties.   Neither  the   shareholders   or
officers of the Seller will be required to make any individual warranties. Further, Buyer acknowledges that the Seller has made no representations or promises of any description regarding the past, present or future profitability of the franchises, that buyer has conducted it own due diligence and has approached Seller on its own and requested Seller to sell its franchises, and that Seller shall not be required to furnish any financial records nor allow any audit of financial records or tax returns of the business and that the Buyer has not relied upon any financial records or tax returns in making its decision to purchase the business.

      14. Conduct Of Business Pending Closing. Seller warrants that during the period beginning on the date of this Agreement and ending at Closing:
(i) Seller shall continue to operate Seller's Business in the usual and ordinary course, and in substantial conformity with all applicable laws, ordinances, regulations, rules or orders; (ii) Seller shall not allow any liens to be placed against any of the Purchased Assets unless those liens are discharged prior to Closing; (iii) Seller shall not take any action which may cause a material adverse change in the operations of Seller's Business; (iv) Seller shall not conduct any sale which shall use the words or phrases "Going Out of Business Sale" or other words or phrases having similar meanings; (v) Seller shall use its best efforts to preserve the value of the Jeep/Eagle and Mitsubishi franchise in Bakersfield, California.

      15. Representations and Warranties Of Buyer. Buyer hereby makes the following representations and warranties to Seller, with the intent that Seller rely thereon:

            (a)   Organization.   Lithia   Motors,   Inc.  is  a   corporation
organized, validly existing and in good standing under the laws of the State of Oregon, and is entitled to own property and to carry on its business.

            (b) Authority. This Agreement must be authorized by the board of directors of Lithia Motors, Inc. within (10) days after the date of this agreement. This Agreement will not violate the provision of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, or conflict with or constitute a default under, the Article or bylaws of Lithia Motors, Inc., or any contract, agreement, or other instrument to which Lithia Motors, Inc. is a party.

      16.   Additional  Conditions  Precedent  To  Buyer's  Obligations.   The
obligation of Buyer to close this transaction is subject to each of the following conditions (each of which is for the benefit of Buyer and may be waived by Buyer), and Buyer shall have the right to rescind this Agreement if any of the following conditions is not satisfied in accordance with its terms.

            (a) Buyer shall have obtained from Franchisor, prior to the Final Closing Date, an exclusive franchise to sell new Jeep/Eagle and Mitsubishi vehicles in the same geographical area as Seller's current franchise in Bakersfield, California (as evidenced by the issuance to Buyer by Franchisor of an appropriate Dealership Sales and Service Agreement, and the approval of Buyer as the publicly owned Dealer-Operator of the franchise), and Buyer agrees to use its best reasonable efforts to obtain that franchise.

            (b) Buyer shall be reasonably satisfied with any facility improvement requirements which are imposed by Franchisor.

            (c)   Buyer  shall have been  permitted  to inspect  the  business real property. All leases and subleases which are necessary for the beneficial use by Buyer of the Business Real Property shall be closed concurrently with this transaction under terms and conditions which are acceptable to Buyer. Buyer shall have been reasonably satisfied with the physical condition of the business real property, and with all aspects of the business real property.

            (d) All of Seller's agreement and warranties set forth in this Agreement shall be true, correct, complete and not misleading at Closing; provided that Buyer's decision to close this transaction shall not release Seller from liability to Buyer for any warranty which is subsequently determined to be incorrect, incomplete or misleading.

            (e) Buyer is satisfied with the kind, quality and/or value of the items listed on Exhibit "A" and does not notify Seller to the contrary pursuant to Paragraph 6.

            (f) This agreement shall have been authorized by the board of directors of Lithia Motors, Inc. within 10 days after the date of this agreement.

      17. Closing. The parties shall make all reasonable effort to close the purchase and sale under this Agreement at or before 5:00 p.m., Pacific Standard Time, on or before the Final Closing Date, at the offices of Capital City Escrow, Inc. in Sacramento, California, or at such other location as shall be selected by mutual agreement of the parties.

            (a) The parties agree to establish a closing escrow account at Capital City Escrow, Inc. in Sacramento, California, (the "Closing Escrow Agent). Buyer and Seller each shall pay one-half (1/2) of the closing escrow fees. Buyer and Seller agree to execute whatever reasonable escrow instructions may be required by Closing Escrow Agent in connection with this transaction. In the event of any conflict between those escrow instructions and this Agreement, the terms of this Agreement shall prevail. Upon the execution of this Agreement, Buyer shall deliver to Closing Escrow Agent the sum of $100,000.00 (the deposit), which amount shall immediately be placed into an interest bearing account. The deposit plus interest shall be credited to Buyer and shall be applied against the purchase price for the Equipment at Closing as provided in Paragraph 6, or if the Closing fails to occur, then the deposit shall be disbursed as set forth hereinafter.

            (b) In all events, the Closing of the transaction contemplated under this Agreement shall occur (if at all) on or before the Final Closing Date.

            (c) If this transaction closes as provided herein, then actual possession and all risk of loss, damage or destruction with respect to the Purchased Assets, shall be deemed to have been delivered to Buyer at 11:59 p.m., Pacific Standard Time, on the Closing Date.

            (d)   At Closing,  and coincidentally  with the performance of the obligations to be performed by Buyer at Closing, Seller shall deliver to Buyer the following: (i) all bills of sale, assignments and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, which shall be necessary to convey the Purchased Assets to Buyer; and
(ii) all other documents required under this Agreement.

            (e) At Closing, and coincidentally with the performance of all obligations required of Seller at Closing, Buyer shall deliver to Seller the following: (i) payment for the Purchased Assets; and (ii) all other payments and documents required under this Agreement. Buyer shall be responsible for all sales taxes payable in connection with the transaction.

            (f) If Closing does not take place on or before the Final Closing Date because there has been a failure of any condition precedent set forth in Paragraph 16 or because Seller has elected to rescind the Agreement pursuant to subparagraph 13(g), then: (i) all rights and obligations of both parties under this Agreement shall terminate, (ii) Buyer shall be entitled to a refund of the entire $100,000.00 earnest money deposit (and interest earned thereon) referred to in subparagraph 6(b), and (iii) this Agreement and all predecessor agreements shall thereafter be void and of no effect.

            (g) If Closing does not take place on or before the Final Closing Date because of Buyer's material breach of this Agreement, then the $100,000.00 earnest money deposit delivered by Buyer to the Closing Escrow Agent (together with all interest earned thereon while held by the Closing Escrow Agent) shall be forfeited to Seller as Seller's sole and exclusive remedy for Buyer's breach, and Seller shall have no other rights or remedies against Buyer by reason of that breach. THIS SUM REPRESENTS A REASONABLE ESTIMATE BY BUYER AND SELLER OF SELLER'S DAMAGES IN THE EVENT OF SUCH A DEFAULT, IT BEING EXTREMELY DIFFICULT TO ASCERTAIN SELLER'S PRECISE DAMAGES. If Closing does not take place on or before the Final Closing Date because of Seller's material breach of this Agreement, then Buyer shall be entitled to:
(i) a refund of the entire $100,000.00 earnest money deposit previously delivered by buyer to the Closing Escrow Agent (together with all interest earned thereon while held by the Closing Escrow Agent), (ii) any and all other rights and remedies for that breach which are specified in this Agreement or which may be provide by law or in equity.

            (h) Both parties agree to make a good faith effort to execute and deliver all documents, with exception of Seller's financial or tax records and complete all actions necessary to consummate this transaction.

      18. Seller's Accounts Receivable. For a period of 6 months after Closing, Buyer shall, on Seller's behalf, and at no charge to Seller, accept any payment with respect to Seller's customer receivables and other receivables arising out of the operation of Seller's Business prior to Closing. All collected receivables from vehicle sales shall be delivered to Seller within ten (10) days after collection, and all other collected receivables shall be delivered to Seller on a monthly basis. Buyer shall have no obligation to undertake collection efforts with respect to Seller's receivables, and Buyer's only obligation shall be to account for an pay only Seller's receivables with are actually received by Buyer.

      19. Survival Of Representations. All representations, warranties, indemnification obligations and covenants made in this Agreement shall survive the Closing, and shall remain in effect until the expiration of the latest period allowable in any applicable statute of limitations.

      20. Assignment By Buyer. Lithia Motors, Inc. shall have the right to assign all rights and obligations of Lithia Motors, Inc. as "Buyer" under this Agreement. In the vent of any such assignment, the assignee shall assume all rights and obligations of Buyer under this Agreement, and Lithia Motors, Inc. shall remain jointly liable for all obligations of the Buyer.

      21. Lease of Real Property. As a condition to the Closing of the transaction contemplated under this Agreement, Buyer (or a related entity) agrees to sublease the Business Real Property under the following general terms and conditions, and Buyer's obligation to close the transaction contemplated under this Agreement shall be subject to the condition that Buyer is simultaneously able to enter into an agreement with the owner of the Business Real Property which allows Buyer to sublease the Business Real Property under the following general terms and under such additional terms as are reasonably satisfactory to Buyer:

            (a) Buyer has reviewed the Westwind Properties lease for the Mitsubishi Store and the Charles and Shirley Leggio lease for the Jeep/Eagle Store and accepts the terms and conditions of the leases.

      22. First Right of Refusal. Seller agrees to grant Buyer "First Right of Refusal" to any purchase offer for Bakersfield Dodge dba "Haddad Dodge" located at 3000 Harris Road, Bakersfield, California. Any purchase offer must be a signed written agreement, Buyer must respond to offer within 10 days from date Buyer is notified. Further should Seller desire to sell but has no offer then Seller agrees to contact Buyer first.

      23.   Miscellaneous.

            (a) There are no oral agreements or representations between the parties which affect this transaction, and this Agreement supersedes all previous negotiations, warranties, representations and understandings between the parties. True copies of all documents referenced in this Agreement are attached hereto. If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then that determination shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement id capable of two constructions, only one of which would render the provision valid, then the provision shall have the meaning which renders it valid. The paragraph headings in this Agreement are for convenience purposes only, and do not in any way define or construe the contents of this Agreement.

            (b) This Agreement shall be governed and performed in accordance with the laws of the state of California. Each of the parties hereby irrevocably submits to the jurisdiction of the courts of Kern County, California, and agrees that any legal proceedings with respect to this Agreement shall be filed and heard in the appropriate court in Kern County, California.

            (c) This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute a single instrument, when signed by both of the parties. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties.

            (d) Waiver by either party of strict performance of any provision of this Agreement shall not be a waiver of, and shall not prejudice the party's right to subsequently require strict performance of, the same provision or any other provision. The consent or approval of either party to any act by the other party of a nature requiring consent or approval shall not render unnecessary the consent to or approval of any subsequent similar act.

            (e) All notices provided for herein shall be in writing and shall be deemed to be duly given when mailed by United States certified mail, postage prepaid, to the last-known address of the party entitled to receive the notice, or when personally delivered to that party.

            (f)   Time of the essence to this Agreement.

            (g) Should any party hereto institute any action or proceedings to enforce or interpret any provision hereof, or for damages by reason of any alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party or parties such amount as the court may adjudge to be reasonable attorney's fees for services rendered to the prevailing party in such action or proceeding. The term "prevailing party" as used in this section shall include, without limitation, any party who is made a defendant in litigation in which damages and/or other relief may be sought against such party and a final judgment or dismissal or decree is entered in such litigation in favor of such party defendant.

            (h) Seller and Buyer agrees to hold the other party harmless from any claims relative to their respective obligations or operation of the dealership. Therefore, Seller would agree to hold Lithia Motors harmless from any claims dealing with the operation of the business up to the point of sale and Lithia Motors would agree to hold Seller harmless from any claims which arise after the time of sale.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

SELLER: E.W.H. GROUP, INC., a California corporation

By:   /s/ Elias W. Haddad           7-14-97
      Elias W. Haddad, President

ELIAS W. HADDAD

By:   /s/ Elias W. Haddad           7-14-97
      Elias W. Haddad

BUYER:      LITHIA MOTORS, INC. (OR NOMINEE)

By:   /s/ Brad Gray                 7-14-97
      Brad Gray, Executive Vice President

             EXHIBIT "A" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

                 Between E.W.H. GROUP, INC., as "Seller", and

                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

        LIST OF EQUIPMENT, FURNITURE AND FIXTURES BEING SOLD BY SELLER

                         [See pages attached hereto.]

      EXHIBIT "B" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

                 Between E.W.H. GROUP, INC., as "Seller", and

                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

      LIST OF EQUIPMENT, FURNITURE AND FIXTURES BEING RETAINED BY SELLER

                         [See pages attached hereto.]

      EXHIBIT "C" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

                 Between E.W.H. GROUP, INC., as "Seller", and

                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                LISTING OF LEASES AND AGREEMENTS BEING ASSUMED

                         [See pages attached hereto.]

      EXHIBIT "D" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

                 Between E.W.H. GROUP, INC., as "Seller", and

                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                        DISCLOSURE OF TOXIC MATERIALS

                         [See pages attached hereto.]

                                 ADDENDUM TO
              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

      This Addendum is entered into by and between E.W.H. Group, Inc., a California corporation, dba "Haddad Jeep/Eagle" (hereinafter referred to as the "Seller"), and Lithia Motors, Inc. or its nominee (hereinafter referred to as the "Buyer").

                                  RECITALS:

      Buyer and Seller have entered into an Agreement for Purchase and Sale of Business Assets dated July 14, 1997, relating to assets owned by Seller used in connection with the operation of Jeep/Eagle and Mitsubishi motor vehicle franchises (the "Original Agreement"). (The Original Agreement and this Addendum are referred to collectively herein as the "Agreement".)

      The asset purchase contemplated by the Original Agreement did not close by the "Final Closing Date" of September 30, 1997. Nevertheless, Buyer and Seller desire to proceed with purchase and sale of certain of the assets covered by the Original Agreement under the terms of the Original Agreement, as modified as by this Addendum. The parties desire to modify the Original Agreement to establish a new Closing Date; to specify that only the Seller's assets relating to the marketing and sale of Jeep/Eagle vehicles and related business activities are included in the purchase, and the assets relating solely to Seller's business of sales of Mitsubishi vehicles will be excluded; to modify the purchase price to reflect the change in assets being acquired; to increase the amount placed in escrow to $200,000.00; and to modify certain of the terms of the escrow.

                                  AGREEMENT

      In consideration of the mutual promises set forth herein and in the Original Agreement, the parties hereby agree that the Original Agreement is reinstated and is amended as provided as follows:

      1. The definition of "Target Closing Date" in Subparagraph 1(a) is modified to refer to March 16, 1998. The definition of "Final Closing Date" in Subparagraph 1(a) is modified to refer to March 30, 1998.

      2.    The  Original   Agreement  is  amended   throughout  to  eliminate
references to Mitsubishi vehicles and to Seller's franchise issued by Mitsubishi Motor Sales of America, Inc., including, but not limited to the specific changes set forth in this Addendum. The following definitions are so amended:

            2.1 The definition of "Seller's Business" in Subparagraph 1(b) is modified to delete "and Mitsubishi".

            2.2   The definition of "Franchisor"  in Subparagraph  1(g) of the
Original  Agreement  shall  refer  to  Chrysler  Corporation.   References  to
"Mitsubishi Motor Sales of America, Inc." are deleted.

            2.3 The definition of "New Vehicle" in Subparagraph 1(h) is modified to eliminate "and Mitsubishi."

      3. The definition of "Business Real Property" in Subparagraph 1(f) is amended to delete "and 5200 Gasoline Alley", and other references in the Agreement to the 5200 Gasoline Alley property are also deleted.

      4. Reference to purchases of inventory in Paragraph 3 of the Original Agreement are modified to delete "and Mitsubishi."

      5. Paragraph 5 of the Original Agreement relating to purchase of new parts and accessories is modified to eliminate "and Mitsubishi."

      6. Paragraph 6 of the Original Agreement dealing with purchase and sale of Equipment is modified as follows:

            6.1 Prior to the Closing date, Buyer and Seller shall review the list of Equipment being purchased and sold designated as Exhibit A and shall delete from Exhibit A any Equipment related solely to operation of Seller's Mitsubishi franchise.

            6.2 The purchase price for the Equipment stated in Subparagraph 6(a) is reduced to Two Hundred Thousand and No/100 Dollars ($200,000.00).

            6.3 The earnest money deposit referred to in Subparagraph 6(b)(1) shall be increased by Buyer from $100,000.00 to $200,000.00, which amount shall be credited at Closing against the purchase price for the equipment and all interest earned shall be credited to the purchase price for Intangible Assets.

            6.4   Subparagraph 6(b)(2) of the Original Agreement is deleted.

      7. The gas, oil, nuts, bolts and other automotive supplies purchased by Buyer pursuant to Paragraph 7, shall not be separately priced. The price of such items is part of the purchase price for the Equipment.

      8. Between the date of this Addendum and the Closing Date, Buyer and Seller shall review equipment leases and other contracts identified in Exhibit C. Buyer may eliminate any contracts which relate to the Mitsubishi franchise. The amount of any obligation assumed by Buyer pursuant to Paragraph 8 shall be credited at Closing against the purchase price for Intangible Assets.

      9. The vehicle repair work in progress (in-house and subcontracted) purchased by Buyer pursuant to Section 9 shall not be separately priced, but shall be included in the purchase price for the Equipment.

      10. In Subparagraph 10(a), the purchase price for Seller's Intangible Assets is modified to be One Million Three Hundred Thousand and No/100 Dollars ($1,300,000.00). References to "and Mitsubishi" are deleted from Paragraph 10.

      11.   In Subparagraph 13(h) reference to "and Mitsubishi" is deleted.

      12.   In Paragraph 14 "and Mitsubishi" is deleted.

      13. The conditions to Buyer's obligations to close in Paragraph 16 are modified as follows:

            13.1 In Subparagraph 16(a) the reference to "and Mitsubishi" is deleted.

            13.2 In the absence of new requirements imposed by Franchisor prior to the Closing Date, the condition in Subparagraph 16(b) is deemed satisfied and shall not an additional condition to Closing.

            13.3 Subparagraph 16(c) is amended to read "All leases and subleases which are necessary for the beneficial use by Buyer of the business real property shall be closed concurrently with this transaction under terms and conditions which are acceptable to Buyer." The other provisions of that Subparagraph have been satisfied and are no longer conditions to Closing.

            13.4  The condition in Subparagraph 16(d) remains unmodified.

            13.5  The   conditions  in   Subparagraph   16(e)  and  16(f)  are
satisfied and are no longer conditions to Closing.

      14.   Paragraph 17, dealing with the Closing, is amended as follows:

            14.1 Upon execution of this Addendum, Buyer shall deliver to escrow agent an additional sum of $100,000.00 increasing the escrow deposit to $200,000.00. The deposit plus interest shall be credited to Buyer and shall be applied against the purchase price, first, for the Equipment at Closing as provided in Paragraph 6, with any additional amount shall be applied to the purchase price for intangible assets, or if the Closing fails to occur then the deposit shall be disbursed as set forth in Paragraph 17, as amended by this section.

            14.2 Subparagraph 17(f) is amended to change $100,000.00 to $200,000.00.

            14.3 Subparagraph 17(g) is amended to replace $100,000.00 with $200,000.00 in each place it appears.

            14.4  Subparagraph   17(h)  is  renumbered  as  17(i)  and  a  new
Subparagraph 17(h) is added as follows:

                  "(h) Buyer agrees that the Escrow Agent is authorized and instructed to release the $200,000.00 deposit to Seller on March 31, 1998 if Buyer fails or refuses to close the transaction on or before that date for any reason other than (i) a material breach of the Agreement by Seller, or
(ii) a failure of any of the remaining conditions precedent in Paragraph 16 of the Agreement, as modified by this Addendum. If Buyer wishes to prevent release of the $200,000.00 deposit to Seller on March 31, 1998 on the basis that there has been a material breach of the Agreement by Seller, then Buyer must both (a) on or before March 30, 1998, notify the Closing Escrow Agent and Seller in writing (which may be by fax) that there has been a material


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

breach of the Agreement by Seller, and (b) on or before May 1, 1998, submit to the Closing Escrow Agent and to Seller a written statement (which may be by fax) specifying each and every alleged material breach (in sufficient detail to provide reasonable notice to Seller as to the specific nature of each alleged material breach). If Buyer wishes to prevent release of the $200,000.00 deposit to Seller on March 31, 1998, on the basis that there has been a failure of any of the remaining conditions precedent set forth in Paragraph 16 of the Agreement, as modified by this Addendum, then Buyer must both (a) on or before March 30, 1998, notify Closing Escrow Agent and Seller in writing (which may be by fax) that such condition has not been satisfied, and (b) on or before May 1, 1998, deliver to Closing Escrow Agent and Seller a written statement (which may be by fax) specifying the condition or conditions which were not satisfied (in sufficient detail to provide reasonable notice to Seller of each condition). In the event of any litigation between the parties regarding the failure to consummate the transaction, Buyer's claims or defenses shall be limited to those matters identified in the detailed written statement (due May 1, 1998), and the failure to include an alleged breach or condition in the detailed written statement shall constitute a waiver of that alleged breach or unsatisfied condition."

            15.   In  Paragraph  21  of  the   Agreement,   the  reference  in
Subparagraph 21(a) to Buyer's review of the "Westwind Properties lease for the Mitsubishi Store" is deleted.

            16. Between the date of this Addendum and the Closing Date, Seller will permit Buyer's representatives to have access to Seller's business premises and employees for the purpose of installing its systems and making preparation for Buyer to commence immediate operation of the business following the Closing.

            17. Buyer has submitted a franchise application to Franchisor. Buyer will submit an extension request not later than five business days following the receipt of this Addendum executed by Seller.

            18. Each of the parties hereby waives and releases, any and all claims it may have against the other party relating to the failure of the transactions contemplated by the Agreement to close by September 30, 1997.

            19. This Addendum may be executed and delivered by exchange of facsimile copies showing signatures of the parties hereto, and those signatures need not be affixed to the same copy. The facsimile copies showing the signatures of the parties hereto will constitute originally signed copies of the same agreement requiring no further execution. The parties agree that they will promptly forward signed originals of this Addendum. However, signed facsimile documents will remain binding even if the originals are not sent or received.

            20. Except as amended by the Addendum, the Agreement remains in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Addendum on the dates indicated below.

SELLER: E.W.H. GROUP, INC., a California corporation

By:   /s/ Elias W. Haddad           Dated:
      Elias W. Haddad, President

ELIAS W. HADDAD

By:   /s/ Elias W. Haddad           Dated:
      Elias W. Haddad

BUYER:      LITHIA MOTORS, INC. (OR NOMINEE)

By:   /s/ Brad Gray                 Dated:
      Brad Gray, Executive Vice President

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